EXHIBIT 10.1

Bonus Formula

The bonus shall be determined on the basis of “EBITA” as calculated in the ENB Insurance Board approved operating budget for the performance year and compared against the prior performance year actual results.

Payment formula is as follows:

• 20% of increase over prior year actual “EBITA”
- Additional 30% of increase amount over the approved budgeted “EBITA” for current performance year

•	A maximum annual incentive bonus of $100,000

For purpose of this agreement, “EBITA” shall mean the annual net income before accrued bonus as well as interest, amortization, and income taxes for the employer as determined annually by the Certified Public Accountants of the Company. The Bonus calculation formula will be in effect for the term of this employment contract